Exhibit 99.1

Contact: Holly Schoenfeldt Marketing and Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Resignation of President
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SAN ANTONIO—June 1, 2018—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, announced today the resignation of Susan McGee as President, General Counsel and Chief Compliance Officer.

Ms. McGee will be leaving the company effective May 31, 2018. She has been asked to join a fund board at Goldman Sachs Asset Management, effective June 1, 2018, where she can utilize her legal and operational expertise with mutual funds and publicly traded companies. She will continue to practice law and spend more time with her family.

CEO Frank Holmes said, “Susan has made many contributions to U.S. Global Investors during her time here. On behalf of the entire company, I would like to extend my sincerest gratitude for her work over the years and wish her the very best in her new journey!”

About U.S. Global Investors, Inc.
The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, U.S. Global ETFs and other international clients.
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